EXHIBIT 10.1

                   TERMS OF THE DIRECTOR DEFERRED STOCK UNITS

     Until changed by future resolution of the Executive Compensation Committee, on October 1st of each year, each non-employee director (each, a "Director") of The J. M. Smucker Company (the "Company") will be granted deferred stock units with an aggregate annual value of $60,000 (the "Deferred Stock Units"). The Deferred Stock Units will be granted upon the following terms and conditions:

o The number of Deferred Stock Units granted will be determined by dividing $60,000 by the average of the high and low sales prices of the common shares of the Company as reported on the New York Stock Exchange Composite Tape (or any other national securities exchange on which the common shares of the Company are listed) on the date of grant or, if there are no sales on such day, on the next preceding trading day during which a sale occurred.

o    The Deferred Stock Units will vest upon the date of grant.

o The Deferred Stock Units will be entitled to dividend equivalents, which will be reinvested in additional Deferred Stock Units.

o Payment to the Director of the Deferred Stock Units will be made as soon as practical, but in no event more than 60 days, following the earlier of (1) a change in control or (2) the Director's termination from service as Director.

o The Deferred Stock Units will be paid to the Director in a lump sum in the form of common shares of the Company (on a one-for-one basis).

o    It is intended that the Deferred Stock Units comply with the provisions of
     Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), so as to prevent the inclusion in gross income of any of the Deferred Stock Units in a taxable year that is prior to the taxable year in which such Deferred Stock Units would otherwise be actually distributed or made available to the Director. The Deferred Stock Units will be administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.